EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
1/2/2015	16,536	62.48
1/5/2015	38,464	62.47
1/7/2015	41,512	62.40
1/9/2015	41,900	63.89
1/12/2015	4,200	63.93
1/14/2015	5,000	62.95
1/14/2015	181,800	63.13
1/14/2015	47,500	63.28
1/15/2015	88,300	62.61
1/16/2015	100,000	62.67
1/21/2015	42,811	62.45
1/27/2015	41,892	62.91
1/28/2015	66,761	62.15
2/2/2015	9,784	60.19
2/2/2015	80,300	60.28
2/2/2015	14,065	60.65
2/3/2015	7,200	61.79
2/4/2015	42,000	62.75
2/5/2015	27,692	63.14
2/10/2015	168,005	60.78
2/10/2015	282,278	60.98
2/10/2015	100,000	61.06
2/11/2015	12,242	60.68
2/11/2015	100,000	60.76
2/11/2015	67,013	61.97
2/12/2015	71,258	63.66
2/13/2015	34,447	65.86
2/17/2015	49,670	66.54
2/18/2015	25,000	66.98
2/19/2015	8,200	66.87
2/20/2015	16,300	66.70